Exhibit 10.2
AMERICAN SUPERCONDUCTOR CORPORATION
Amended and Restated Executive Severance Agreement
     THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) by and between American Superconductor Corporation, a Delaware corporation (the “Company”), and Daniel P. McGahn (the “Executive”) is made as of May 24, 2011 (the “Effective Date”).
     WHEREAS, the Executive and the Company have previously entered into that certain Amended and Restated Executive Severance Agreement, dated as of December 23, 2008, as amended (the “Prior Agreement”);
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend and restate the Prior Agreement in connection with the Executive’s appointment to the position of President and Chief Executive Officer of the Company;
     WHEREAS, the Company and the Executive acknowledge and agree that the benefits described in this Agreement are not intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto; and
     WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company hereby agree as follows:
     1. Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below:
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

               (b) the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the Effective Date or (ii) who was nominated or elected subsequent to the Effective Date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions (a “Business Combination”), other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.
          1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.
          1.3 “Cause” means:
               (a) the Executive’s failure to perform his reasonable assigned duties to the standards reasonably required by the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written notice is received by the Executive from the Company describing in reasonable detail the manner in which the Board of Directors believes the Executive has not performed the Executive’s duties to the standards reasonably required by the Company; or
               (b) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company. For purposes of this Section 1.3(b), no act or failure to act by the Executive shall be considered “willful” unless it is done intentionally and without reasonable belief that the Executive’s action was in the best interests of the Company.

          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events or circumstances:
               (a) a material diminution in the Executive’s base compensation; or
               (b) a material diminution in the Executive’s authority, duties, or responsibilities; or
               (c) a material change in the geographic location at which the Executive must perform his duties; or
               (d) any other action or inaction of the Company which constitutes a material breach by the Company of this Agreement.
     Any termination by the Executive for Good Reason shall be communicated by means of a written notice delivered by the Executive to the Company within 90 days of the initial existence of the occurrence or condition on which the Executive bases his claim for Good Reason. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition (the “Cure Period”). Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected within the Cure Period and the Executive has been reasonably compensated for any losses or damages resulting therefrom. If the condition is not corrected, the Executive must leave employment within one (1) year after the Company fails to cure the condition giving rise to the Executive’s claim for Good Reason during the Cure Period.
          1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
          1.6 “Severance Period” shall mean the period of 24 months immediately following the Date of Termination.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if neither a termination of employment covered by Section 4.1(a) below nor a Change in Control occurred during the Term, or (b) the fulfillment by the Company and the Executive of all of their respective obligations under this Agreement following a termination of the Executive’s employment with the Company. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through March 31, 2015; provided, however, that commencing on April 1, 2012 and each April 1 thereafter (each hereinafter referred to as a “Renewal Date”), the Term shall be automatically extended for one additional year so as to terminate four years from such Renewal Date, unless at least 90 days prior to such Renewal Date, the Company shall have given the Executive written notice that the Term will not be extended.
     3. Employment Status; Termination Following Change in Control.

          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Company or the Executive from terminating his employment at any time, before or after a Change in Control.
          3.2 Termination of Employment.
               (a) Any termination of the Executive’s employment by the Company at any time during the Term or at any time after the Change in Control Date, or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.2. Any Notice of Termination shall: (i) indicate (in the case of a termination by the Company) whether such termination is for Cause and (in the case of a termination by the Executive within 12 months following the Change in Control Date) whether such termination is for Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause or for Good Reason and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination) in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.
               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause.
               (d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.
     4. Benefits to Executive.
          4.1 Termination Prior to Change in Control Date.
               (a) Termination Without Cause. If, prior to the Change in Control Date (including a situation in which the Change in Control Date never occurs), the Company terminates the Executive’s employment other than for Cause, Disability or death, then, provided Executive has complied with his obligations under Section 6, the Executive shall be entitled to the following benefits, the distribution of which shall be subject to the provisions of Sections 4.4 and 4.7:

                    (i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, the sum of the following amounts: (1) the Executive’s base salary through the Date of Termination, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);
                    (ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and
                    (iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family the opportunity to continue to receive the medical, dental and vision benefits that are provided to the Company’s active employees, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can continue to be provided to the Executive and his family, or to the extent such benefits cannot be provided to the Executive and his family, then the cash equivalent thereof, based on the premium cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however: (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and (2) to the extent that such payments are taxable to the Executive and/or extend beyond the COBRA continuation period, then such payments shall be made monthly in advance.
               (b) Other Terminations. If, prior to the Change in Control Date, the Executive’s employment with the Company is terminated other than under the circumstances described in Section 4.1(a), then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its subsidiaries (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), the distribution of which shall be subject to the provisions of Section 4.7.
          4.2 Termination Following Change in Control Date.
               (a) Termination within 12 Months Following Change in Control Date. If the Company terminates the Executive’s employment other than for Cause, Disability or death within 12 months following the Change in Control Date, or if the Executive terminates his employment for Good Reason within 12 months following the Change in Control Date, then, provided Executive has complied with his obligations under Section 6, the Executive shall be entitled to the following benefits, the distribution of which shall be subject to the provisions of Sections 4.4 and 4.7:

                    (i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, (A) the Accrued Obligations and (B) the product of (x) the annual target bonus payable to the Executive for the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the then-current fiscal year through the Date of Termination, and the denominator of which is 365, less any portion of such bonus previously paid to the Executive;
                    (ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and
                    (iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family the opportunity to continue to receive the medical, dental and vision benefits that are provided to the Company’s active employees, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can continue to be provided to the Executive and his family, or to the extent such benefits cannot be provided to the Executive and his family, then the cash equivalent thereof, based on the premium cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however: (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and (2) to the extent that such payments are taxable to the Executive and/or extend beyond the COBRA continuation period, then such payments shall be made monthly in advance.
               (b) Termination More Than 12 Months Following Change in Control Date. If the Company terminates the Executive’s employment other than for Cause, Disability or death more than 12 months following the Change in Control Date, then, provided Executive as complied with his obligations under Section 6, the Executive shall be entitled to the following benefits, the distribution of which shall be subject to the provisions of Sections 4.4 and 4.7:
                    (i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, the Accrued Obligations;
                    (ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and
                    (iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family the opportunity to continue to receive the medical, dental and vision benefits that are provided to the Company’s active employees, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can continue to be provided to the Executive and his family, or to the extent such benefits cannot be provided to the Executive and his family, then the cash equivalent thereof, based on the premium cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however: (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family; and (2) to the extent that such payments are taxable to the Executive and/or extend beyond the COBRA continuation period, then such payments shall be made monthly in advance.
               (c) Other Terminations. If, following the Change in Control Date, the Executive’s employment with the Company is terminated other than under the circumstances described in Section 4.2(a) or Section 4.2(b), then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive the Other Benefits, the distribution of which shall be subject to the provisions of Section 4.7.
               (d) Expenses. Subject to Section 4.7, the Company agrees to reimburse the Executive for all legal and other fees and expenses that the Executive reasonably incurs as a result of any claim or dispute regarding the benefits due to the Executive pursuant to this Section 4.2 if the Executive prevails in such claim or dispute.
          4.3 Section 280G Provisions.
               (a) Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Executive a portion of any Contingent Compensation Payments (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate Excess Parachute Payments (as defined below) for the Executive, except as set forth in Section 4.3(b). For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with the Treasury Regulations codified at 26 C.F.R. § 1.280G-1, as may be amended, or any successor regulations thereto (the “280G Regulations”)) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
               (b) Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with the 280G Regulations) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”, which term shall include applicable Treasury Regulations), payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b)

shall be referred to as a “Section 4.3(b) Override.” For purposes of this paragraph, if any federal, state or local income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal, state and local income tax rate provided by law.
               (c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
                    (iii) “Excess Parachute Payment” shall mean a payment described in Section 280G(b)(1) of the Code.
               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d).
                    (i) In the event that the Company undergoes a Change in Ownership or Control, and the Executive becomes entitled to receive Contingent Compensation Payments relating to such Change in Ownership or Control, the Company shall (A) determine at such time or times as may be necessary to comply with the requirements under Section 280G of the Code whether such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments and (B) in the event the Company determines that such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments, notify the Executive (within 30 days after each such determination and with reasonable detail regarding the basis for its determinations) of the following: (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4.3(b) Override is applicable.
                    (ii) Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (1) which Potential Payments should be characterized as Contingent Compensation Payments, (2) the Eliminated Amount, or (3) whether the Section 4.3(b) Override is applicable.
                    (iii) If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3, then the Payments shall be reduced or eliminated, as determined by the Company, in the following order:

(A) any cash payments, (B) any taxable benefits, (C) any nontaxable benefits, and (D) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.
                    (iv) If the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determinations shall be final, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following the due date for delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).
                    (v) If the Executive states in the Executive Response that he agrees with the Company’s determinations, the Company’s initial determinations shall be final, the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be as set forth in the Executive Response, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).
                    (vi) If the Executive states in the Executive Response that he disagrees with the Company’s determinations, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within 10 business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments (other than Eliminated Payments) shall be made within 10 business days following the resolution of such dispute.
                    (vii) Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Bank of America, compounded monthly from the date that such payments originally were due.
                    (viii) In the event the Company is required to perform a redetermination in accordance with Treas. Reg. 1.280G-1 Q/A-33(b) with respect to any Contingent Compensation Payments, this Section 4.3(d) shall apply with respect to such redetermination and the parties shall make such adjustments as may be necessary as a result of such redetermination including, if appropriate, the payment by the Company of Contingent

Compensation Payments previously treated as Eliminated Payments if the Section 4.3(b) Override applies as a result of such redetermination.
               (e) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
          4.4 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) is conditioned upon the Executive signing a release of claims in the form attached hereto as Exhibit A, or such other form as may be agreed to by the Company and the Executive (the “Employee Release”), within 21 days (the “Release Period”) following the Date of Termination and upon the Executive not revoking the Employee Release in a timely manner thereafter. Provided that the Employee Release has become binding, the payments to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall be payable or shall commence on the 30th day following the Date of Termination. Notwithstanding the foregoing, the provisions of benefits under Section 4.1(a)(iii), Section 4.2(a)(iii) or Section 4.2(b)(iii) shall continue during the Release Period and any applicable revocation period.
          4.5 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall constitute the entire obligation of the Company to the Executive as a result of the termination of his employment under the circumstances set forth in such Sections, and the Executive shall not be entitled to additional payments or benefits under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.
          4.6 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Section 4.1(a), Section 4.2(a) or Section 4.2(b) by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(iii), Section 4.2(a)(iii) or Section 4.2(b)(iii), the amount of any payment or benefits provided for in Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall not be reduced by any compensation earned or benefits received by the Executive as a result of employment by another employer.
          4.7 Section 409A. Subject to this Section 4.7, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (as determined below), which occurs on or after the date of the Executive’s termination. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 4.1 or 4.2, as applicable:
               (a) It is intended that each installment of the payments and benefits provided under Sections 4.1 and 4.2 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

               (b) If, as of the date of the “separation from service” of the Executive from the Company (within the meaning of Section 4.7(d) below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Sections 4.1 or 4.2, as applicable; and
               (c) If, as of the date of the separation from service of the Executive from the Company, the Executive is a specified employee, then:
                    (i) Each installment of the payments and benefits due under Sections 4.1 or 4.2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
                    (ii) Each installment of the payments and benefits due under Sections 4.1 or 4.2 that is not described in Section 4.7(c)(i), above, and that would, absent this subsection, be paid within the six-month period following the separation from service of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.
               (d) The determination of whether and when a separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.7(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
               (e) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
               (f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.
     5. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the reasons for the denial and the provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     6. Restrictive Covenants.
          6.1 Non-competition. The Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in the business of, have any equity interest in or manage or operate any person, firm, corporation, partnership or other entity or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant, proprietor, joint venturer or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the Restricted Area (as defined below). Nothing herein shall prohibit the Executive from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as the Executive has no active participation in the business of such entity.
          6.2 Non-solicitation. The Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company or any prospective employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. In addition, the Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity employ such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company.
          6.3 Non-disparagement. The Executive agrees to refrain from disparaging the Company and its affiliates, including, without limitation, any of their respective products, services, technologies or practices, or any of their respective directors, officers, employees, agents, representatives or stockholders, either orally or in writing. Nothing in this Section 6.3 shall preclude the Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

          6.4 Non-disclosure.
               (a) Except in connection with the faithful performance of the Executive’s duties as the President and Chief Executive Officer of the Company or as a member of the Board, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Executive and the Company hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information, provided that such publishing of the Confidential Information shall not have resulted from the Executive directly or indirectly breaching the Executive’s obligations under this Section 6.4 or any other similar provision by which the Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6.4. For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
               (b) The Executive may respond to a lawful and valid subpoena or other legal process but (i) shall give the Company the earliest possible notice thereof, (ii) shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (iii) shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.
               (c) On the Date of Termination, the Executive shall return any property of the Company (including, without limitation, proprietary information or intellectual property) that is within the Executive’s custody or control.
               (d) Nothing in this Section 6.4 shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6.4(b) above), (ii) disclosing information and documents to the Executive’s attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, the Executive’s personal correspondence, the Executive’s personal contacts and documents related to the Executive’s own personal benefits, entitlements and obligations.
          6.5 Acknowledgement. The Executive acknowledges that the restrictions contained in this Section 6 (a) are in consideration for the rights provided to Executive as set forth in this Agreement and the Company’s past and future provision of confidential information to Executive, and (b) represent a fair balance of the Company’s rights to protect its Business and Executive’s right to pursue employment. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
          6.6 Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
          6.7 Section 6 Defined Terms. As used in this Section 6, (a) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries, (b) the term “Business” shall mean the Business of the Company or its subsidiaries or affiliates and any business that is competitive with the business, work or projects of the Company or its subsidiaries or affiliates, as such business, work or projects may have been conducted or contemplated during the term of the Executive’s employment with the Company, (c) the term “Restricted Area” shall mean anywhere in the world and (d) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date upon which the Severance Period expires.
     7. Miscellaneous.
          7.1 Successors. This Agreement shall be binding upon the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
          7.2 Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 64 Jackson Road, Devens, Massachusetts 01434, Attention: General Counsel, and to the Executive at the Executive’s last address reflected in the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
          7.3 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          7.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          7.5 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles that would result in the application of the laws of any other jurisdiction.
          7.6 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          7.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          7.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Without limiting the generality of the preceding sentence, this Agreement shall replace and supersede in its entirety the Prior Agreement, which shall have no further force or effect. Notwithstanding the foregoing, the provisions of any stock option agreements between the Company and the Executive

(including, without limitation, any terms thereof relating to acceleration of vesting) shall not be superseded by or modified by the terms of this Agreement.
          7.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          7.11 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Latham & Watkins LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION
Signature:	/s/ Gregory J. Yurek
Print name: Gregory J. Yurek
	Title:	Chairman of the Board

EXECUTIVE
Signature:	/s/ Daniel P. McGahn
Print name: Daniel P. McGahn

EXHIBIT A
Release Agreement
     This Release Agreement (this “Agreement”), dated as of _________, 20__, is made by and between Daniel P. McGahn (the “Executive”) and American Superconductor Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in that certain Amended and Restated Severance Agreement, dated as of May 24, 2011, by and between the Executive and the Company (the “Severance Agreement”).
     WHEREAS, the Executive and the Company have previously entered into the Severance Agreement;
     WHEREAS, pursuant to the terms of the Severance Agreement, the obligation of the Company to make the payments and provide the benefits (collectively, the “Payments”) to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) (as applicable) of the Severance Agreement is conditioned upon the Executive executing this Agreement within the Release Period and upon the Executive not revoking this Agreement in a timely manner; and
     WHEREAS, the Executive and the Company wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Company Releasees (as defined below) including, but not limited to, any and all claims arising out of or in any way related to the Executive’s employment with or separation from the Company or its subsidiaries or affiliates.
     NOW, THEREFORE, in consideration of the Company’s agreement to provide the Payments as set forth in the Severance Agreement and the mutual promises made herein, the Company and the Executive hereby agree as follows:
     1. General Release and Waiver. The Executive, on behalf of himself and his representatives, agents, estate, heirs, successors and assigns, hereby irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, affiliates (within the meaning of the Securities Act of 1933), attorneys, agents and employees, and their respective predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all actions or causes of action, suits, claims, complaints, liabilities, contracts, torts, debts, damages, controversies, rights and demands, whether existing or contingent, known or unknown, arising up to and through the Effective Date (as defined below) out of the Executive’s employment, or the termination of the Executive’s employment, with the Company, including, but not limited to, all employment discrimination claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., and

the Massachusetts Privacy Act, M.G.L. c.214, § 1B, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended; and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options. Notwithstanding the foregoing, (a) nothing in this release prevents the Executive from filing, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding), (b) this release does not extend to any rights the Executive has that arise after the Effective Date or to any rights to payments after the date hereof that arise under the Severance Agreement and (c) this release does not extend to any rights the Executive may have to indemnification as an officer or director of the Company under the provisions of the Company’s by-laws or applicable law.
     2. Release of Age Discrimination Claims; Periods for Review and Reconsideration.
          (a) The Executive understands that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act. The Executive understands, agrees and represents that the covenants made herein may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in the Executive’s best interest. The Executive acknowledges under penalties of perjury that (i) the Executive has been and is hereby advised to consult with an attorney prior to executing this Agreement; (ii) the Executive has been given a period of twenty-one days within which to consider this Agreement; (iii) the Executive has signed this Agreement free of duress or coercion; and (iv) the Executive is fully aware of his rights, and has carefully read and fully understands all provisions of this Agreement before signing. Further, the Executive represents and warrants that in negotiating and executing this Agreement he has had an adequate opportunity to consult with competent legal counsel of the Executive’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements between the Company and the Executive with respect to the matters contemplated by this Agreement other than those expressly set forth in writing herein or in the Severance Agreement.
          (b) The Executive further warrants that he understands that he has seven days after signing this Agreement to revoke the Agreement by notice in writing to American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434, Attention: General Counsel. This Agreement shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period (the “Effective Date”) without the Company’s General Counsel having received such revocation, but not before such time.
     3. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     4. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

     5. Voluntary Agreement. The Executive represents and warrants that in negotiating and executing this Agreement the Executive has had an adequate opportunity to consult with competent legal counsel of the Executive’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements between the Company and the Executive with respect to the matters contemplated by this Agreement other than those expressly set forth in writing herein or in the Severance Agreement. The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.
     6. Choice of Law. This Agreement shall be governed by and interpreted in accordance with the law of the Commonwealth of Massachusetts, without regard to the law of conflicts of that state that would result in the application of the laws of any other jurisdiction.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the respective dates set forth below.

Dated:		Daniel P. McGahn

AMERICAN SUPERCONDUCTOR CORPORATION
Dated:	By:
Name:
Title:

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